UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):             October 3, 2002


                           SELECT COMFORT CORPORATION
             (Exact name of registrant as specified in its charter)


         Minnesota                        0-25121                    41-1597886
(State of Incorporation)            (Commission File               (IRS Employer
                                     Number)                 Identification No.)


         6105 Trenton Lane North
         Minneapolis, Minnesota                                        55442
         (Address of principal                                        (Zip Code)
                  executive offices)


Registrant's telephone number, including area code: (763) 551-7000






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ITEM 9.  REGULATION FD DISCLOSURE.

         On October 3, 2002, the registrant issued a press release, as follows:


FOR IMMEDIATE RELEASE                     CONTACT:   Mark Kimball (763) 551-7070
October 3, 2002                                       Select Comfort Corporation

                      SELECT COMFORT CORPORATION ANNOUNCES
                          STRONG THIRD QUARTER RESULTS
        EARNINGS GUIDANCE INCREASED ON QUARTERLY SALES GAIN OF 33 PERCENT

MINNEAPOLIS, MINN. (October 3, 2002) - Select Comfort Corporation (NASDAQ:
SCSS), the nation's leading bed retailer, announced today that it expects to report fully diluted pro forma (after tax) earnings per share in the range of $.09 to $.10 for the third quarter of 2002, above its previously announced guidance range of $.02 to $.05 per share, and compared with net income of $.01 per share in third quarter 2001. The earnings improvement was led by estimated net sales of $85.1 million, 33 percent higher than third quarter 2001 net sales of $64.1 million.

         "We continue to see strong earnings improvement and double-digit sales growth across all channels again this quarter - including a comparable store sales increase of 32 percent," said Bill McLaughlin, president and chief executive officer. "Our program execution remains strong and we expect positive momentum to continue in the fourth quarter and 2003."

         Select Comfort also reported that it is reviewing with its auditors the future realization of net operating loss carryforwards and other deferred tax assets. If its deferred tax assets are restored to the balance sheet in the third quarter, the Company would record a substantial one-time non-operating, non-cash addition to net earnings.

         Third quarter results represent the Company's fifth consecutive profitable quarter. The Company will report full results for the third quarter on October 15, 2002.

         Select Comfort will hold a conference call to discuss its third quarter results on Tuesday, October 15, at 10:00 a.m. Central Time. A simultaneous webcast of the call will be available in the Investor Relations section of www.selectcomfort.com. A digital replay of the conference call will be accessible beginning at approximately 1:00 p.m. Central Time on Tuesday, October

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

15, through 5:00 p.m. Central Time on October 22, 2002. To access the replay, please call 800-642-1687 from anywhere in the U. S. International callers may dial 706-645-9291. The passcode for the replay is 5867600. An archived replay of the conference call may also be accessed after approximately 12:30 p.m. Central Time on October 15 at www.selectcomfort.com.

     Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer (1), holding 27 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 323 retail stores located nationwide, including leased departments in Bed Bath & Beyond stores; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.
                                       ###


     Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as general and industry economic trends, consumer confidence, effectiveness of our advertising and promotional efforts, acceptance of our products and sleep technology, industry competition, our dependence on significant suppliers, including United Parcel Service (UPS) for delivery of our sleep systems and Conseco Finance for extension of consumer credit, and the vulnerability of any such suppliers to recessionary pressures, labor negotiations, liquidity concerns or other factors as well as the risk factors listed from time to time in the company's filings with the SEC, including the company's Annual Report on Form 10-K and other periodic reports filed with the SEC.

     The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

(1) Top 25 Bedding Retailers, Furniture Today, August 12, 2002


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






                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                SELECT COMFORT CORPORATION
                                                (Registrant)


Dated:  October 3, 2002                         By  /s/Mark A. Kimball
                                                   ----------------------------

                                                Title:  Senior Vice President
                                                       ------------------------


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